Exhibit 10.4

Execution Version

TRA Waiver and Assignment Agreement

This TRA waiver and assignment agreement (this “Agreement”), dated as of September 8, 2017, is hereby entered into by and among Surgery Partners, Inc., a Delaware corporation (the “Corporation”), and Michael T. Doyle, the Makayla Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012, the Michael Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012 and the Mason Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012 (each, a “Doyle Party” and, collectively, the “Doyle Parties”). Reference is hereby made to that certain Income Tax Receivable Agreement, by and among the Corporation, the Stockholders Representative, the Doyle Parties and the other parties referred to therein, dated as of September 30, 2015 and amended by that certain Amendment No. 1 to Income Tax Receivable Agreement dated as of May 9, 2017 (as amended or otherwise modified, the “Tax Receivable Agreement”).  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Tax Receivable Agreement.  In consideration of the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             The Corporation hereby agrees to pay to each Doyle Party the amount set forth opposite such Doyle Party’s name below, in each case, on or before the date which is ten (10) days after the date of this Agreement, by wire transfer of immediately available funds to such account or accounts as may be designated in writing by such Doyle Party no later than two (2) Business Days prior to such date:

Doyle Party	Amount
Michael T. Doyle	$4,910,686.10
Makayla Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012	$75,630.76
Michael Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012	$75,630.76
Mason Doyle 2012 Irrevocable Trust under agreement dated July 20, 2012	$75,630.76

2.             In consideration for the payments payable by the Corporation to the Doyle Parties pursuant to Section 1 of this Agreement, each of the Doyle Parties hereby agrees to assign and transfer to the Corporation, and otherwise hereby waives, fifty percent (50%) of such Doyle Party’s right, title and interest in and to any ITR Payment payable pursuant to the Tax Receivable Agreement.  The Corporation hereby accepts such assignment and transfer and hereby agrees to hold such right, title and interest in accordance with and subject to the terms of the Tax Receivable Agreement and accordingly to be bound by the terms thereof to the extent applicable to such right, title and interest.  The Corporation hereby acknowledges that any and all requirements under Section 7.06(a) of the Tax Receivable Agreement with respect to such assignment and transfer are hereby satisfied.  For the avoidance of doubt, pursuant to and in accordance with this Section 2, with respect to each ITR Payment payable after the date of this Agreement, each of the Doyle Parties will only be entitled to receive fifty percent (50%) of its share of such ITR Payment and the Corporation shall be entitled to receive or retain the other fifty percent (50%) of such Doyle Party’s share of such ITR Payment.

3.             The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state or local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to you.

4.             The amount of all or any portion of any payment payable by the Corporation to the Doyle Parties pursuant to Section 1 of this Agreement not made to the Doyle Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.  Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make or cause to be made any payment payable by the Corporation to the Doyle Parties pursuant to Section 1 of this Agreement when due to the extent that the Corporation determines in good faith that the Corporation has insufficient funds (taking into account funds of its wholly-owned Subsidiaries that are permitted to be distributed or loaned to the Corporation pursuant to the terms of any applicable credit agreements or other documents evidencing indebtedness (each as reasonably interpreted by the Corporation), but not taking into account funds of its wholly-owned Subsidiaries that are not permitted to be distributed or loaned pursuant to the terms of such agreements or documents and not taking into account funds reasonably reserved for reasonably expected liabilities or expenses) to make such payment; provided that the interest provisions of the previous sentence shall apply to such late payment (unless the Corporation determines in good faith that (x) the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which the Corporation or its wholly-owned Subsidiaries is a party, guarantor or otherwise an obligor as of the date of this Agreement (the “Initial Debt Documents”) or any other document evidencing indebtedness to which the Corporation or its wholly-owned Subsidiaries becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of the Corporation’s ability to receive from its direct or indirect Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents, as determined by the Corporation in good faith (any such document, collectively with the Initial Debt Documents, the “Permitted Debt Documents”), or (y) such payments could (I) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (II) could cause the Corporation and/or its wholly-owned Subsidiaries to be undercapitalized, in which case the interest provisions of the previous sentence shall apply, but the Default Rate shall be replaced by the Agreed Rate).  The Corporation represents to the Doyle Parties that it has sufficient funds to make the payments pursuant to Section 1, there are no limitations pursuant to any agreements, including any credit agreements or other documents evidencing indebtedness, which would prevent the Corporation from making such payments, and the making of the payments under Section 1 will not result in it and/or its wholly-owned Subsidiaries being undercapitalized or result in the payment potentially being set aside as a fraudulent transfer or conveyance under fraudulent transfer laws.

5.             Sections 1.02, 7.02, 7.03, 7.04 and 7.05 of the Tax Receivable Agreement are hereby incorporated by reference into this Agreement and shall apply as if fully set forth herein mutatis mutandis.  No Doyle Party may assign any of its rights and obligations under this Agreement without the prior written consent of the Corporation.  No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and each Doyle Party.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives.

6.             All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 6):

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If to the Corporation, to:

Surgery Partners, Inc.

40 Burton Hills Boulevard
Suite 500
Nashville, Tennessee 37215
Fax: (615) 234-5998
Attention: General Counsel
Email: jbaldock@surgerypartners.com

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Carl Marcellino
Facsimile: (646) 728-1523
Email: Carl.Marcellino@ropesgray.com

If to the Doyle Parties, to:

[Name of Doyle Party]

[***]

[***]

7.             Any and all disputes which cannot be settled amicably between the Corporation and any Doyle Party, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the Corporation and such Doyle Party fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  Notwithstanding the foregoing, either the Corporation or such Doyle Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for such purposes, Section 7.07(c) of the Tax Receivable Agreement is hereby incorporated by reference into this Agreement and shall apply to any such action or proceeding as if fully set forth herein mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the Corporation and each Doyle Party have duly executed this Agreement as of the date first written above.

SURGERY PARTNERS, INC.

By:	/s/ Teresa F. Sparks
Name:	Teresa F. Sparks
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to TRA Waiver and Assignment Agreement]

/s/ Michael T. Doyle
Michael T. Doyle

THE MAKAYLA DOYLE 2012 IRREVOCABLE TRUST UNDER AGREEMENT DATED JULY 20, 2012

By:	/s/ Myra Fernandez Doyle
Name:	Myra Fernandez Doyle
Title:	Trustee

THE MICHAEL DOYLE 2012 IRREVOCABLE TRUST UNDER AGREEMENT DATED JULY 20, 2012

By:	/s/ Myra Fernandez Doyle
Name:	Myra Fernandez Doyle
Title:	Trustee

THE MASON DOYLE 2012 IRREVOCABLE TRUST UNDER AGREEMENT DATED JULY 20, 2012

By:	/s/ Myra Fernandez Doyle
Name:	Myra Fernandez Doyle
Title:	Trustee

[Signature Page to TRA Waiver and Assignment Agreement]